                                                                   Exhibit 10.15



                                 US$ 50 MILLION
                               FACILITY AGREEMENT
                                      Dated

                               8th NOVEMBER, 2004
                               ------------

                                       for
                         BHARAT ALUMINUM COMPANY LIMITED
                                   as Borrower

--------------------------------------------------------------------------------

                                       and
                      ICICI BANK LIMITED, SINGAPORE BRANCH
                                  as ICICI Bank

                                       and

                    THE FINANCIAL INSTITUTIONS NAMED HEREIN

                                   as Lenders

                                      with

                      ICICI BANK LIMITED, SINGAPORE BRANCH
                                    as Agent

THIS AGREEMENT is dated 8TH NOV, 2004 and made between:
                        -------

(1) BHARAT ALUMINIUM COMPANY LIMITED, a company incorporated under Indian laws with its registered office at Core 6, Scope Office Complex, 7 Lodhi Road, New Delhi (the "COMPANY");

(2) ICICI BANK LIMITED, SINGAPORE BRANCH, a bank incorporated in India having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007 and acting through its Singapore Branch, having a place of business at 9, Raffles Place, # 50-01 Republic Plaza, Singapore 048619 ("ICICI BANK");

(3) BANKS AND THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "ORIGINAL LENDERS"); and

(4) ICICI BANK LIMITED, SINGAPORE BRANCH, a bank incorporated in India having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007 and acting through its Singapore Branch, having a place of business at 9, Raffles Place, # 50-01 Republic Plaza, Singapore 048619 as agent of the other Finance Parties (the "AGENT").

Where as the Lenders (as defined infra) have at the request of the Company agreed to make available to the Company, a US$ Trade Credit facility against the Company's import of capital goods, and subject to the terms and conditions of this Agreement:

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Agreement:

     "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

     "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

     "AVAILABILITY PERIOD" means the period beginning from and including the date of compliance by the Borrower of all the conditions precedent to initial Utilisation as set out in Part - I to Schedule 2 of this Agreement to the satisfaction of the Agent or the date of execution of this Agreement, whichever is later, to December 31, 2004 or such other date as may be agreed to by the Lenders;

     "AVAILABLE COMMITMENT" means a Lender's Commitment minus:

     (a)  the amount of its participation in any outstanding Loans; and

     (b) in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date;

     "AVAILABLE FACILITY" means the aggregate for the time being of each Lender's Available Commitment;

     "BORROWED" means the disbursement of sums by the Lenders at the request of the Borrower to either the supplier's bank or the bank that had issued the letter of credit under which the goods covered by the relevant trade documents were imported, pursuant to the receipt of the Utilisation Request.

     "BORROWER" means the Company;

     "BREAK COSTS" means the amount (if any) by which:

     (a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

     exceeds:

     (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

     "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Mumbai, and Singapore;

     "COMMITMENT" means:

     (a) in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

     to the extent not cancelled, reduced or transferred by it under this Agreement;

     "COMPLIANCE CERTIFICATE" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate);

     "DEFAULT" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period if any, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

     "DEFAULT RATE" means 2 per cent. above the applicable interest rate for the Facility as specified in Section 8.1 (Calculation of interest on Loan) hereof;

     "EXISTING ENCUMBRANCE" has the meaning given to it in Clause 18.17
     (Security)

     "EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 22 (Events of Default);

     "FACILITY" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility);

     "FACILITY OFFICE" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement;

     "FEE LETTER" means any letter or letters dated on or about the date of this Agreement between ICICI Bank and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees);

     "FINANCE DOCUMENT" means this Agreement, any Fee Letter, any Security Document, any other agreement, instrument, undertaking, indenture, deed, writing and any other document (whether financial or security or otherwise) executed or entered into, or to be executed or entered into, by the Borrower or, as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under this Agreement and shall include any document designated as such by the Agent;

     "FINANCE PARTY" means the Agent, ICICI Bank, the Security Trustee or any of the Lenders and "FINANCE PARTIES" means all of them;

     "FINANCIAL INDEBTEDNESS" mean any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b)  any amount raised by acceptance under any acceptance credit facility;

     (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

     (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

     (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

     (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

     (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

     (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

     (i)  any amount raised by the issue of redeemable shares;

     (j) any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this Agreement is to raise finance; and

     (k) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

     "GAAP" means, in relation to any corporation, generally accepted accounting principles in the jurisdiction of its incorporation;

     "GST" means goods and services tax, levied in accordance with the Goods and Services Tax Act, Chapter 117A of Singapore;

     "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

     "INITIAL UTILISATION DATE" means the date of first Utilisation, being the date on which the first drawdown under the Facility is to be made;

     "INTEREST PERIOD" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

     "LENDER" means:

     (a)  any Original Lender; and

     (b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

     "LIBOR" means, in relation to any Loan:

     (a)  the applicable Screen Rate; or

     (b) (if no Screen Rate is available for US Dollars for the Interest Period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan;

     "LOAN" means each loan made or to be made under the Facility or the principal amount of that loan outstanding for the time being;

     "MAJORITY LENDERS" means:

     (a)  if there are no Loans then outstanding, ICICI Bank; or

     (b) at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding;

     "MARGIN" means 1.00 per cent. per annum;

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on:

     (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and / or its Subsidiaries taken as a whole;

     (b) the ability of the Borrower to perform its obligations under any of the Finance Documents; or

     (c) the validity, legality or enforceability of the Finance Documents or the rights or remedies of any Lender or the Agent under the Finance Documents.

     "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

     (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

     (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month

     The above rules will only apply to the last Month of any period;

     "NEW LENDER" has the meaning given to it in Clause 23.1 (Assignments and transfers by the Lenders);

     "OBLIGOR" means the Borrower and any person, who provides or may provide a guarantee or any form of security to secure the obligations the Borrower hereunder.

     "ORIGINAL FINANCIAL STATEMENTS" means, in relation to the Borrower, the audited consolidated financial statements of the Borrower for the financial year ended March 31, 2004;

     "PARTY" means a party to this Agreement;

     "QUOTATION DAY" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

     "REFERENCE BANKS" means, in relation to LIBOR, the principal London offices of Lloyds TSB, Barclays Bank and Standard Chartered Bank or such other banks as may be appointed by the Agent in consultation with the Borrower;

     "RELEVANT INTERBANK MARKET" means the London interbank market;

     "REPEATING REPRESENTATIONS" means each of the representations set out in Clause 18;

     "SCREEN RATE" means the British Bankers' Association Interest Settlement Rate for US Dollars for the relevant period, displayed on page 3750 of the Dow Jones Telerate screen at 11.00 a.m. London time, on a Quotation Day. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

     "SECURITY" means a mortgage, charge, pledge, lien, assignment, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement (including, without limitation, any title retention or escrow arrangements) having a similar effect;

     "SECURITY TRUSTEE AGREEMENT" means the agreement between the Borrower, Security Trustee and the Finance Parties in relation to the appointment of the Security Trustee in respect of the Security Documents;

     "SECURITY TRUST" means a security trustee appointed as agent and trustee to act for and on behalf of the Finance Parties on terms and conditions contained in the Security Trustee Agreement;

     "SECURITY DOCUMENTS" means:

     (i)   the Security Trustee Agreement;

     (ii) the documents creating the first charge on all of the Borrower's movable properties, both present and future;

     (iii) any other document, which may from time to time be provided by any person as security for the Borrower's obligations under this Agreement;

     "SPECIFIED TIME" means a time determined in accordance with Schedule 6 (Timetables);

     "SUBSIDIARY" means a subsidiary within the meaning of Section 4 of the Companies Act, 1956 of India;

     "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

     "TERMINATION DATE" means the date which is 35 months after the Initial Utilisation Date,

     "TOTAL COMMITMENTS" means the aggregate of the Commitments being US$50,000,000 at the date of this Agreement;

     "TRADE CREDIT" shall have the same meaning as assigned to it under guidelines of the Reserve Bank of India as amended.

     "TRANSFER CERTIFICATE" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificates) or any other form as determined by the Agent;

     "TRANSFER DATE" means, in relation to a transfer, the later of:

     (a)  the proposed Transfer Date specified in the Transfer Certificate; and

     (b)  the date on which the Agent executes the Transfer Certificate.

     "UNPAID SUM" means any sum due and payable but unpaid by an Obligor under the Finance Documents;

     "US DOLLARS" or "US$" means United States Dollars;

     "UTILISATION" means a utilisation of the Facility;

     "UTILISATION DATE" means the date of a Utilisation, being the date on which a drawdown under the Facility is to be made; and

     "UTILISATION REQUEST" means a notice substantially in the form set out in
     Schedule 3 (Requests).

1.2  CONSTRUCTION

(i)  Unless a contrary indication appears, any reference in this Agreement to:

     (i) the "AGENT", "ICICI BANK" any "FINANCE PARTY", any "LENDER", any "OBLIGOR" or any "PARTY" shall be construed so as to include its successors in title, permitted assigns and permitted transferees including transferees by novation;

     (ii) an "AGENCY" includes any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

     (iii) "assets" includes present and future properties, revenues and rights of every description;

     (iv) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

     (v) "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

     (vi) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

     (vii) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

     (viii) a provision of law is a reference to that provision as amended or re-enacted; and

     (ix) a time of day is a reference to Singapore time unless otherwise stated.

(ii)  Section, Clause and Schedule headings are for ease of reference only.

(iii) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(iv) A Default (other than an Event of Default) is "CONTINUING" if it has not been remedied or waived and an Event of Default is "CONTINUING" if it has not been waived.

(v) Reference to the words "INCLUDE" or "INCLUDING" shall be construed without limitation.

(vi) In the event of any disagreement or dispute between the Agent/ Lenders and the Borrower regarding the materiality of any matter including any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Agent acting on the instructions of Majority Lenders as to the materiality of any of the foregoing shall be final and binding on the Borrower.

1.3   THIRD PARTY RIGHTS

(a) Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b) Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.    THE FACILITY

2.1   THE FACILITY

      Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar Trade Credit facility in an aggregate amount equal to the Total Commitments.

2.2   FINANCE PARTIES' RIGHTS AND OBLIGATIONS

(i) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(ii) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(iii) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.    PURPOSE

3.1   PURPOSE

      The Borrower shall apply all amounts Borrowed by it under the Facility towards import of capital goods.

3.2   MONITORING

      No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.    CONDITIONS OF UTILISATION

4.1   INITIAL CONDITIONS PRECEDENT

      The Borrower shall not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in, and appearing to comply with, the requirements of Part I to Schedule 2 (Conditions precedent), in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2   FURTHER CONDITIONS PRECEDENT

      The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

          (a) no Default is continuing or would result from the proposed Utilisation, and

          (b) the Repeating Representations to be made by the Borrower are true and would not become untrue as a result of making the proposed Utilisation.

5.    UTILISATION

5.1   DELIVERY OF A UTILISATION REQUEST

      The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2   COMPLETION OF A UTILISATION REQUEST

      (a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

           (i) the proposed Utilisation is a Business Day within the Availability Period;

           (ii)  the currency and amount of the Utilisation comply with Clause
                 5.3 (Currency and amount);

           (iii) all trade documents requested by the Agent and supporting the Utilisation Request are enclosed;

           (iv) the tenor of the Utilisation with respect to the underlying import transaction is less than 36 months from the date of shipment under the relevant import transaction;

           (v) the proposed Interest Period complies with Clause 9 (Interest Periods); and

           (vi) it specifies the account and bank (being either the supplier's bank or the bank that had issued the letter of credit under which the goods covered by the relevant trade documents were imported), to which the proposed proceeds of the Utilisation are to be credited.

      (b)  Only one Loan may be requested in each Utilisation Request.

5.3   CURRENCY AND AMOUNT

(i)   The currency specified in a Utilisation Request must be US Dollars.

(ii) The amount of the proposed Utilisation must be an amount which is not more than the Available Facility. The Borrower can make a maximum of 20 Utilisations during the Availability Period. Each Utilisation shall be of an amount: (x) not less than US$ 1.0 mn; and (y) not greater than US$ 20.0 mn.

5.4   LENDERS' PARTICIPATION

(i) If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(ii) The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(iii) The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.    REPAYMENT

6.1   REPAYMENT OF LOAN

      The Borrower shall repay each Loan on the Termination Date.

6.2   REBORROWING

      The Borrower may not reborrow any part of the Facility which is repaid.

7.   PREPAYMENT AND CANCELLATION

7.1  ILLEGALITY

     If after the date of this Agreement, it is or will become unlawful or contrary to any regulation of any applicable agency in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

     (a) that Lender shall promptly notify the Agent upon becoming aware of that event;

     (b) upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

     (c) the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no later than the last day of any applicable grace period permitted by law or any regulation).

7.2  UNDRAWN COMMITMENT

     Any part of the Commitments which are undrawn by the Borrower at the close of business in Singapore on the last Business Day of the Availability Period shall be deemed to have been cancelled.

7.3  VOLUNTARY CANCELLATION

     The Borrower may, if it gives the Agent not less than 7 Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (but, if in part, in a minimum amount of US$ 10,000,000) of the Available Facility.

7.4  VOLUNTARY PREPAYMENT OF LOANS

(i) The Borrower, may by not less than 15 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice to the Agent, prepay the whole or any part of any Loan (but, if in parts, being an amount that reduces the amount of that Loan by a minimum amount of US$ 5,000,000 or a higher amount, which is in integral multiples of US$ 5,000,000).

(ii) A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero) and on a date which is the last date of an Interest Period.

7.5  RIGHT OF PREPAYMENT AND CANCELLATION IN RELATION TO A SINGLE LENDER

(i)  If:

     (i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

     (ii) any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

      (iii) the rate notified by a Lender in relation to a particular Interest Period under paragraph a(ii) of Clause 10.2 (Market Disruption) is higher than the lowest rate notified by a Lender under that paragraph.

      the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans.

(ii) On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(iii) On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender's participation in that Loan.

7.6   RESTRICTIONS

(i) Any prepayment under this Agreement shall only be made subject to the same being permitted under applicable laws and regulations.

(ii) Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(iii) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, shall (other than a prepayment pursuant to Section 7.4 (Voluntary prepayment of Loans)), be subject to Break Costs as applicable.

(iv)  The Borrower shall not reborrow any part of the Facility which is prepaid.

(v) The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(vi) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(vii) If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.    INTEREST

8.1   CALCULATION OF INTEREST ON LOANS

      The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

      (a)  Margin; and

      (b)  LIBOR

8.2   PAYMENT OF INTEREST

      The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (calculated on the basis of the actual number of days elapsed in a year of 360 days).

8.3   DEFAULT INTEREST

(i) If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at the Default Rate. Any interest accruing under this Clause
      8.3 shall be immediately payable by the Borrower on demand by the Agent.

(ii) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to the
      Loan:

      (i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

      (ii) the rate of interest applying to the overdue amount during that first Interest Period shall be the Default Rate.

(iii) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4   INTEREST PENDING SECURITY CREATION

      The Lenders may at their sole discretion agree to make disbursements out of the Facility pending creation of full and final security as specified in Clause 17 (Security) hereof and/or completion of all formalities in connection therewith. In the event the Borrower does not create or procure creation of such full and final security or fails to comply with all formalities in connection therewith to the satisfaction of the Agent within a period of 6 months from the date of this Agreement or such other extended period as may be permitted by the Lenders, each Loan shall pending creation of such full and final security carry additional interest at the rate of 0.50% per annum calculated from the date that Loan is made until creation of such security and completion of the necessary formalities.

8.5   NOTIFICATION OF RATES OF INTEREST

      The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.    INTEREST PERIODS

9.1   DURATION OF INTEREST PERIODS

(a) The first Interest Period for each Loan shall start on the Utilisation Date of that Loan and shall end on the date falling six months from the Initial Utilisation Date. Each successive Interest Period for each Loan shall be for six months and shall start on the last date of the immediately preceding Interest Period for that Loan.

(b)   An Interest Period for a Loan shall not extend beyond the Termination
      Date.

9.2   CONSOLIDATION OF LOANS

      If two or more Interest Periods:

      (i)   end on the same date; and

      (ii)  relate to Loans,

      those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

9.3   NON-BUSINESS DAYS

      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.   CHANGES TO THE CALCULATION OF INTEREST

10.1  ABSENCE OF QUOTATIONS

      Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2  MARKET DISRUPTION

(i) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall subject to any agreement under Clause
      10.3 (Alternative basis of interest or funding), be the rate per annum which is the sum of:

      (i)   the Margin; and

      (ii) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(ii)  In this Agreement "MARKET DISRUPTION EVENT" means:

      (i) at or about noon in London on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

      (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33 1/3 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or would not be linked to LIBOR.

10.3  ALTERNATIVE BASIS OF INTEREST OR FUNDING

(i) If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than seven days) with a view to agreeing a substitute basis for determining the rate of interest.

(ii) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Majority Lenders and the Borrower, be binding on all Parties.

10.4  BREAK COSTS

(a) The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.   FEES

11.1  UPFRONT FEE

      The Borrower shall pay to ICICI Bank an upfront fee in the amount and at the times agreed in a Fee Letter.

12.   TAX GROSS UP AND INDEMNITIES

12.1  DEFINITIONS:

(i)   In this Agreement:

      "PROTECTED PARTY" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

      "TAX CREDIT" means a credit against, relief or remission for, or repayment of any Tax.

      "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

      "TAX PAYMENT" means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(ii) Unless a contrary indication appears, in this Clause 12 a reference to "DETERMINES" or "DETERMINED" means a determination made in the absolute discretion of the person (acting reasonably) making the determination.

12.2  TAX GROSS-UP

      The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(ii) The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(iii) If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(iv) Within 30 days or within the time frame prescribed under the applicable law (whichever is earlier) of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3  TAX INDEMNITY

(i) The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(ii)  Paragraph (i) above shall not apply:

      (i)   with respect to any Tax assessed on a Finance Party:

            (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

            (B) under the law of the jurisdiction in which that Finance Party's Facility jurisdiction,

            if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

      (ii) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(iii) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim following which the Agent shall notify the Borrower.

(iv) A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4  TAX CREDIT

      If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

      (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment.

      (b) that Finance Party has obtained, realised, utilised and retained that Tax Credit,

      the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5  STAMP TAXES

      Any stamp duty, registration and other similar Taxes applicable in any relevant jurisdiction in connection with any Finance Document shall be for the account of the Borrower. Without prejudice to the aforesaid provision, the Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6  GOODS AND SERVICES TAX OR OTHER TAXES

      The Borrower shall also pay to each Finance Party within five Business Days of demand, in addition to any amount payable by the Borrower to the relevant Finance Party under a Finance Document, any GST, value added or other Taxes payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

13.   INCREASED COSTS

13.1  INCREASED COSTS

(i) Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in each case, after the date of this Agreement.

(ii)  In this Agreement "Increased Costs" means:

      (i) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

      (ii)  an additional or increased cost; or

      (iii) a reduction of any amount due and payable under any Finance
            Document,

      which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2  INCREASED COST CLAIMS

(i) A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(ii) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3  EXCEPTIONS

(i) Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

      (i) attributable to a Tax Deduction required by law to be made by the Borrower; and

      (ii) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied).

(ii) In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.   OTHER INDEMNITIES

14.1  CURRENCY INDEMNITY

(i) If any sum due from the Borrower under the Finance Documents (a "SUM"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

      (i)   making or filing a claim or proof against the Borrower;

      (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

      the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and
      (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(ii) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2  OTHER INDEMNITIES

      The Borrower shall (or shall procure that the Borrower will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

      (a)   the occurrence of any Event of Default;

     (b) a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

     (c) funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Under alone); or

     (d) a Loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3 INDEMNITY TO THE AGENT

     The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

     (a)  investigating any event which it believes is a Default; or

     (b) acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.

15.  MITIGATION BY THE LENDERS

15.1 MITIGATION

(i) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or New Lender.

(ii) Paragraph (i) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2 LIMITATION OF LIABILITY

(i) The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(ii) A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.  COSTS AND EXPENSES

16.1 TRANSACTION EXPENSES

     The Borrower shall promptly on demand pay the Agent and ICICI Bank the amount of all costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

     (a)  this Agreement and any other documents referred to in this Agreement;
          and

     (b)  any other Finance Documents executed after the date of this Agreement.

16.2 AMENDMENT COSTS

     If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.8 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3 ENFORCEMENT COSTS

     The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.  SECURITY

     The obligations of the Borrower under the Facility, the Facility, all interest and all other monies in respect thereof including without limitation all Upfront fees, prepayment premium and default interest shall be secured by a first charge on all of the Borrower's moveable properties both present and future.

     The aforesaid charge shall rank pari passu with the security created or to be created in favour of existing lenders of the Borrower as given in the
     Part III to Schedule 2.

     For the creation of the above security, the Borrower shall, within a period of 6 months from the date of this Agreement, (i) execute the Security Documents (ii) ensure that the Lenders and the Security Trustee receive in form and substance satisfactory to the Lenders each of the documents and other evidence referred to in Part II (Security Related Documents to be provided by the Borrower) of Schedule 2 and create the Security in favour of the Security Trustee for the benefit of the Finance Parties and, do such acts, deeds, matters and things and execute such other documents in the form and substance satisfactory to the Lenders which in the Lenders' opinion shall be necessary or advisable to perfect such charge.

     This clause 17 shall not itself be effective to create any Security, such Security only being created on entry into of the Security Documents. This clause in itself will not be effective to create a registrable charge.

18.  REPRESENTATIONS

     The Borrower makes the representations and warranties set out in this Clause 0 to each Finance Party on the date of this Agreement.

18.1 STATUS

(i) It is a corporation, duly incorporated and validly existing under the law of its country of incorporation.

(ii) It has the power to own its assets and carry on its business as it is being conducted.

18.2 BINDING OBLIGATIONS

     This Agreement and each of the other Finance Documents will, when executed, constitute legal, valid and binding obligations on the Borrower enforceable in accordance with their respective terms and would be so treated in the courts and/or tribunals of England.

18.3 NON-CONFLICT WITH OTHER OBLIGATIONS

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

     (a)  any law or regulation applicable to it;

     (b)  its constitutional documents; or

     (c)  any agreement or instrument binding upon it or any of its assets.

18.4 POWER AND AUTHORITY

     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5 VALIDITY AND ADMISSIBILITY IN EVIDENCE

     All Authorisations required or desirable:

     (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

     (b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and England have been obtained or effected and are in full force and effect.

18.6 GOVERNING LAW AND ENFORCEMENT

(i) choice of English laws as the governing law of the Finance Documents (other than Security Documents) will be recognised and enforced in India.

(ii) Any judgement obtained in England in relation to a Finance Document (other than a Security Document) will be recognised and enforced in India.

18.7 NO FILING OR STAMP TAXES

     Under the law of its jurisdiction of incorporation and/or the laws of any other relevant jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (other than the registration of the document creating the charge or security interest with relevant authorities and filing of forms with the registrar of companies pertaining to the Security and filing of Form 83 with the Reserve Bank of India and filing of Form ECB - 2), or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the stamp and registration duties paid in connection with the Security Documents).

18.8  NO DEFAULT

(i) No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(ii) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.9  NO MISLEADING INFORMATION

      The factual information provided by the Borrower for the purposes of the sanction of this Facility from ICICI Bank was true and accurate as at the date it was provided or as at the date (if any) at which it is stated and fully discloses the business and financial condition of the Borrower and its operations and no information has been withheld that could have prevented the sanction of this facility.

18.10 FINANCIAL STATEMENTS

(i) Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(ii) Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant financial year.

(iii) There has been no material adverse change in its business or financial condition since March 31, 2004.

18.11 RANKING OF CLAIMS

(i) The Borrower shall ensure that its obligations under this Agreement do and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, present and future.

(ii) Each Security Document creates (or once entered into will create) in favour of the Security Trustee for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

18.12 NO PROCEEDINGS PENDING OR THREATENED

      No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

18.13 IMMUNITY

(i) The execution or entering into by the Borrower of the Finance Documents constitute, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(ii) The Borrower is not, will not be entitled to, and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation to the Finance Documents.

18.14 INTELLECTUAL PROPERTY

(i) The Borrower owns, has licence to use or otherwise has the right to use, free of any pending or threatened liens, all intellectual property or intellectual property rights, which are required or desirable for the conduct of the Borrower's business and operations and the Borrower does not, in carrying on its business and operations, infringe any intellectual property rights of any person.

(ii) None of the intellectual property or intellectual property rights owned or enjoyed by the Borrower, or which the Borrower is licensed to use, which are material in the context of the Borrower's business and operations are being infringed nor, so far as the Borrower is aware, is there any infringement or threatened infringement of those intellectual property or intellectual property rights licensed or provided to the Borrower by any person.

(iii) All intellectual property or intellectual property rights owned by the Borrower or which the Borrower is licensed to use are valid and subsisting. All actions (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken.

18.15 OWNERSHIP AND CONTROL

      Vedanta Resources Plc through its subsidiaries and associates hold directly or beneficially at least 51% of the voting capital of the Borrower and maintains management control over the Borrower. For the purpose of this Clause, "control" means the power to direct the management and policies of an entity and to appoint majority directors on the board of the entity, whether through the ownership of voting capital, by contract or otherwise whatsoever. For the purposes of the Facility, the term "associates" of Vedanta Resources Plc shall mean any company, body corporate or firm in which Vedanta Resources Plc owns, directly or beneficially, jointly or severally more than 26% of voting securities Or has the power to direct its management and policies, directly or indirectly, whether through the ownership of the voting securities, by contract or otherwise.

18.16 SECURITY

      Save the Security (i) disclosed to the Lenders as existing or to created as on the date of this Agreement (the "EXISTING ENCUMBRANCES") in Schedule 2 Part - III; (ii) the Security permitted to be created by the Finance Documents; and (iii) the Security created for the benefit of the Finance Parties on execution of the Security Documents, no Security exists as on date over any of the present and future assets of the Borrower.

18.17 OWNERSHIP OF ASSETS

      The Borrower has good, valid and marketable title to all or substantially all its assets, free from any restriction or onerous covenants, and free from any Security, other than the (i) the Existing Encumbrances; and (ii) that Security created pursuant to or in accordance with the Finance Documents.

18.19 INSURANCES

(a) The Borrower has insured the all its assets to be charged in the favour of the Lenders with financially sound and reputable insurers against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business. No event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

(b) The Borrower has complied with its obligations with respect to insurances under the Facility Agreement and each other Finance Document.

18.20 COMPLIANCE WITH LAWS

      The Borrower is in compliance in all respects with all laws to which it may be subject, where failure so to comply would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

18.21 REPETITION

      The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, the date of each Utilisation, the first day of each Interest Period and the date on which any payment is made by the Borrower hereunder.

19.   INFORMATION UNDERTAKINGS

      The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1  FINANCIAL STATEMENTS

      The Borrower shall supply to the Agent in sufficient copies for all the
      Lenders:

      (a) as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

      (b) as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years its consolidated financial statements for that financial half year.

19.2  COMPLIANCE CERTIFICATE

(i) The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(ii) Each Compliance Certificate shall be signed by either Managing Director or two directors of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements), shall be reported on by the Borrower's auditors in the form agreed by the Borrower and all the Lenders.

19.3  REQUIREMENTS AS TO FINANCIAL STATEMENTS

(i) Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(ii) The Borrower shall procure that each set of its financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

     (i) a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

     (ii) sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

     Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4 INFORMATION: MISCELLANEOUS

     The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

     (a) all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

     (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower which might, if adversely determined, have a Material Adverse Effect; and

     (c) promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request.

19.5 NOTIFICATION OF DEFAULT

(i) The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(ii) Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.  FINANCIAL COVENANTS

     The covenants in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1 FINANCIAL DEFINITIONS

     In this Clause 20:

     "ASSET COVER" means the ratio of the aggregate value (as per the most recent audited accounts) of the Borrower's gross fixed assets and capital work in progress as reduced by accumulated depreciation (including un-provided depreciation, if any), to all Financial Indebtedness (as per its most recent audited accounts) having a first pari passu charge over the fixed assets of the Borrower. Revaluation of assets would not be taken into account for determining the Security Cover.

     "DEBT SERVICE COVER RATIO" or "DSCR" means the ratio of EBITDA minus Tax to Gross Interest and current maturity of long term debts.

     "EBITDA" means, in relation to any Relevant Period, the total operating profit of the Borrower for that Relevant Period before taking into account:

     (a)  Interest expense;

     (b)  Tax;

     (c) Any share of the profit of any associated company or undertaking, except for dividends received in cash by the Borrower; and

     (d)  Extraordinary and exceptional items,

     after adding back all amounts provided for depreciation and amortisation for that Relevant Period, as determined (except as needed to reflect the terms of this Clause 20.) from the financial statements of the Borrower and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).

     "GROSS INTEREST" means interest expenses shown in the profit and loss account schedule and excludes any interest income.

     "INR" means the lawful currency of the Republic of India.

     "INTEREST COVER RATIO" means the ratio of EBITDA to Gross Interest.

     "TOTAL DEBT" means all secured and unsecured liabilities such as loans, difference of current liabilities over current assets as disclosed in the financial statements of the Borrower prepared from time to time, as reduced by cash balances and liquid investments.

     "TANGIBLE NET WORTH" means net worth of the Borrower excluding deferred revenue expenditure and goodwill but including deferred taxation.

     "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

20.2 FINANCIAL CONDITION

     The Borrower shall ensure that:

     (a) the ratio of Total Debt to Tangible Net Worth which includes deferred taxation will not at any time be greater than 1.75 to 1.

     (b)  Interest Cover Ratio is greater than or equal to 1.50 to 1

     (c)  the minimum Asset Cover is 1.25 to 1.

     (d)  DSCR is greater than or equivalent to 1.10 to 1

     (e) Minimum Tangible Networth shall be INR 10,000,000,000 by 31st March 2006 onwards and INR 6,000,000,000 prior to 3lst March 2006.

20.3 FINANCIAL TESTING

     The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by annually, unless otherwise specified, with reference to the annual audited financial statements as well as Compliance Certificate delivered pursuant to Clause 19.2(Compliance Certificate).

21.  GENERAL UNDERTAKINGS

     The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1 AUTHORISATIONS

     The Borrower shall promptly:

     (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

     (b)  supply certified copies to the Agent of,

     any Authorisation required under any law or regulation of its jurisdiction of incorporation and any other relevant jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and any other relevant jurisdiction of any Finance Document to which it is a party.

21.2 COMPLIANCE WITH LAWS

     The Borrower shall respectively comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

21.3 NEGATIVE PLEDGE

(i) The Borrower shall not create or permit to subsist any Security over all or any part of its present or future assets or revenues.

(ii)  The Borrower shall not:

      (i) sell, transfer or otherwise dispose or agree to do so of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

      (ii) sell, transfer or otherwise dispose of or agree to do any of its receivables on recourse terms;

      (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

      (iv) enter into any other preferential arrangement having a similar effect.

      in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(iii) Paragraphs (i) and (ii) above do not apply to:

      (a) any Security existing as at the date of this Agreement and disclosed to the Agent and the Lenders;

      (b) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

      (c) any lien arising by operation of law and in the ordinary course of trading;

      (d) any borrowing obtained unless as a result of creation of Security for such borrowing, the Borrower is not in a position to maintain the Asset Cover of 1.25 to 1 (including for this purpose the future Indebtedness proposed to be incurred by the Borrower when calculating the Asset Cover); or

      (e)  any Security entered into pursuant to any Finance Document.

21.4  DISPOSALS

(i) The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose (or agreeing to do any of the foregoing) of any if their respective assets.

(ii) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of assets (other than those secured pursuant to Clause 17 (Security) hereof):

      (i)   made in the ordinary course of trading of the disposing entity;

      (ii) in exchange for other assets comparable or superior as to type, value and quality; or

      (iii) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to
            (ii) above) does not exceed US 25,000,000 (or its equivalent in another currency or currencies) in any financial year.

21.5  MAINTENANCE OF 51 % SHAREHOLDING

      Vedanta Resources Plc through its subsidiaries and associates at all times hold directly or beneficially at least 51% of the issued and subscribed share capital of the Borrower and maintain control over the Borrower. For the purpose of this Clause, "control" means the power to direct the management and policies of an entity and to appoint majority directors on the board of the entity, whether through the ownership of voting capital, by contract or otherwise whatsoever.

      For the purposes of the Facility, the term "associates" of Vedanta Resources Plc shall mean any company, body corporate or firm in which Vedanta Resources Plc owns, directly or beneficially, jointly or severally more than 26% of voting securities or has the power to direct its management and policies, directly or indirectly, whether through the ownership of the voting securities, by contract or otherwise.

21.6  MERGER

      The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

21.7  CHANGE OF BUSINESS

      The Borrower shall procure that no substantial change is made to the general nature of their respective business from that carried on at the date of this Agreement.

21.8  DIVIDEND

      The Borrower shall not (and shall ensure that none of its subsidiaries will) declare, make or pay any dividend or authorise or make any distribution to its shareholders if an Event of Default has occurred and is subsisting or would occur as a result of such declaration or payment of dividend or authorisation or making of distribution.

21.9  CONDUCT OF AFFAIRS

      The Borrower shall at all times carry on and conduct its affairs in a proper manner.

21.10 FURTHER ASSURANCE

      The Borrower shall from time to time on request by the Agent (or by any other Finance Party through the Agent) do or procure the doing of all such acts and will execute or procure the execution of all such documents as any Finance Party may reasonably consider necessary for giving full effect to each of the Finance Documents or securing to the Finance Parties the full benefits of all rights, powers and remedies conferred upon the Finance Parties in any of the Finance Documents to which it is a party.

21.11 SHARE CAPITAL

      Any decrease in the share capital of the Borrower shall only be made with the prior written consent of the Lenders.

21.12 INSURANCE

      The Borrower shall (and shall ensure that all its subsidiaries will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.   EVENTS OF DEFAULT

      Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1  NON-PAYMENT

      An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

22.2  FINANCIAL COVENANTS

      Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3  OTHER OBLIGATIONS

(i) An Obligor does not comply with any provision or covenant of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).

(ii) No Event of Default under paragraph (i) above will occur if the failure to comply is capable of remedy in the opinion of the Agent and is remedied within 30 Business Days of the Agent giving notice to an Obligor, or an Obligor becoming aware of the failure to comply.

22.4  MISREPRESENTATION

      Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

22.5  CROSS DEFAULT

(i) Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(ii) Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(iii) Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).

(iv) Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(v) No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than US$10,000,000 (or its equivalent in any other currency or currencies)

22.6  INSOLVENCY

(i) An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(ii) The value of the assets of an Obligor is less than its respective liabilities (taking into account contingent and prospective liabilities).

(iii) A moratorium is declared in respect of any indebtedness of an Obligor.

22.7  INSOLVENCY PROCEEDINGS

      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

      (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

      (b) a composition, assignment or arrangement with any creditor of an Obligor;

      (c) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

      (d)   enforcement of any Security over any assets of an Obligor,

      or any analogous procedure or step is taken in any jurisdiction with respect to an Obligor.

22.8  CREDITORS' PROCESS

      Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor.

22.9  UNLAWFULNESS

      It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.10 REPUDIATION

      An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document to which it is a party.

22.11 CESSATION OF BUSINESS

      If an Obligor ceases or threatens to cease to carry on any of its current businesses or gives notice of its intention to do so or if all or any part of the assets of an Obligor required or essential for its respective business or operations are damaged or destroyed or in the opinion of any Finance Party, there occurs any change from the date of this Agreement in the general nature or scope of the current business, operations, management or ownership of an Obligor, which, in the opinion of any Finance Party, could have a Material Adverse Effect.

22.12 MATERIAL ADVERSE CHANGE

      One or more events, conditions or circumstances (including any change in law) shall occur or exist which in the opinion of the Majority Lenders, could have a Material Adverse Effect.

22.13 EXPROPRIATION EVENTS

      Any government (including any political or administrative sub-division thereof), governmental authority, agency, official or entity takes any action:

            (a) for the dissolution of an Obligor, or any action which deprives or threatens to deprive an Obligor: (a) from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out, or (b) of the use of any of its assets;

            (b) to revoke or terminate or to refuse to provide or renew any authorisation or to impose onerous conditions on or on the grant or renewal of any authorisation; or

            (c) with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by an Obligor in connection with its business;

      which, in each case, in the opinion of the Majority Lenders, could have a Material Adverse Effect.

22.14 CHANGE IN SHAREHOLDING/CONTROL

      Vedanta Resources Plc through its subsidiaries and associates ceases to hold at least 26 % of the voting capital of the Borrower or ceases to maintain control over the Borrower. For the purpose of this Clause, "control" means the power to direct the management and policies of an entity and to appoint majority directors on the board of the entity, whether through the ownership of voting capital, by contract or otherwise whatsoever. For the purposes of the Facility, the term "associates" of Vedanta Resources Plc shall mean any company, body corporate or firm in which Vedanta Resources Plc owns, directly or beneficially, jointly or severally more than 26% of voting securities or has the power to direct its management and policies, directly or indirectly, whether through the ownership of the voting securities, by contract or otherwise.

22.15 ACCELERATION

      On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the
      Borrower:

      (a) cancel the Total Commitments whereupon they shall immediately be cancelled;

      (b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

      (c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instruction of the Majority Lenders;

      (d) declare the security created in terms of the Finance Documents to be enforceable, and any Finance Party and/or the Security Trustee or such other person in favour of whom such security or any part thereof is created shall have inter alia, the following rights (anything in the Finance Documents to the contrary notwithstanding) namely:

            (i) to enter upon and take possession of the secured assets of an Obligor; and/or

            (ii) to transfer the secured assets of an Obligor in favour of any Finance Party or such other person by way of lease, leave and licence, sale or otherwise.

23.   CHANGES TO THE LENDERS

23.1  ASSIGNMENTS AND TRANSFERS BY THE LENDERS

      Subject to this Clause 23, a Lender (the "EXISTING LENDER") may:

      (a)   assign any of its rights; or

      (b)   transfer by novation any of its rights and obligations,

      to another bank or financial institution or to a trust, fund or any other entity (the "NEW LENDER").

      Without prejudice to the aforesaid provision, each Lender may (at its sole discretion), without notice to the Borrower, share the credit risk of the whole or a part of the Facility with any other bank by way of participation. Notwithstanding such participation, all rights, title, interests, special status and other benefits and privileges enjoyed or conferred upon or held by such Lender under this Agreement and all other Finance Documents shall remain valid, effective and enforceable by such Lender on the same terms and conditions and the Borrower shall continue to discharge in full all its obligations under this Agreement and all other Finance Documents to such Lender. The Borrower shall not have and shall not claim any privity of contract with such participating bank on account of any reason whatsoever.

23.2  CONDITIONS OF ASSIGNMENT OR TRANSFER

(i) The consent of the Borrower is not required for an assignment or transfer by a Lender.

(ii) An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(iii) A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

23.3  ASSIGNMENT OR TRANSFER FEE

      The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1000 or such other amount as agreed by the Agent.

23.4  Limitation of responsibility of Existing Lenders

(i) unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender, for;

      (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

      (ii)  the financial condition of the Borrower;

      (iii) the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

      (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document.

(ii) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

      (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

      (ii) will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(iii) Nothing in any Finance Document obliges an Existing Lender to:

      (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

      (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5  Procedure for transfer

(i) Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(ii)  On the Transfer Date:

      (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

      (ii) the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

      (iii) the Agent, ICICI Bank, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, ICICI Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

      (iv)  the New Lender shall become a Party as a "Lender".

23.6  DISCLOSURE OF INFORMATION

(a) Any Finance Party and any of its officers (as defined in the Banking Act, Chapter 19 of Singapore (the "BANKING ACT")) may disclose to any person:

      (i) (where that Finance Party is a Lender) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its fights and obligations under this Agreement;

      (ii) (where that Finance Party is a Lender) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

      (iii (where that Finance Party is the Agent) who is succeeding (or may potentially succeed) that Finance Party in such capacity;

      (iv) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

      (v)   to whom that Finance Party is under a duty to disclose; or

      (vi) who is a person or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act (in compliance with such conditions as may be specified in the third column of that Schedule), any customer information (as defined in the Banking Act) or any other information about the Borrower and the Finance Documents as that Finance Party shall consider appropriate.

      This Clause 23.6(a) is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that described in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

(b) Any Finance Party and any of its officers shall, as they may deem appropriate and necessary, be entitled to disclose all or any:

      (i)   information and data relating to the Borrower,

      (ii) information or data relating to the Facility or any other credit facility availed or to be availed by the Borrower from the Lenders;

      (iii) obligations assumed or to be assumed by the Borrower in relation to the Facility;

      (iv) default, if any, committed by the Borrower in discharge of the aforesaid obligations,

      to any agency or credit bureau (the "AGENCY") authorised in this behalf by the Reserve Bank of India ("RBI") or any other regulator in any relevant country and the Agency so authorised may use, process the aforesaid information and data disclosed by Lenders in the manner as deemed fit by them and furnish for consideration, the processed information and data or products thereof prepared by them, to banks or financial institutions and other credit grantors or registered users, as may be specified by RBI or other regulators in this behalf.

(c) If the Borrower commits a default in payment of any amount under the Facility, any Finance Party will have an unqualified right to disclose or publish the details of the default and the name of the Borrower and its directors as defaulters, in such manner and through such medium as such Finance Party in its absolute discretion may think fit.

(d) The Borrower authorises each Finance Party to exchange, share or part with all the information relating to the Borrower's financial and other information to other Lenders' Affiliates and any other banks, financial institutions, credit bureaus, agencies or statutory bodies as may be required and shall not hold such Finance Party liable for use of such information.

24.   CHANGES TO THE BORROWER

      The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.   ROLE OF THE AGENT AND ICICI BANK

25.1  APPOINTMENT OF THE AGENT

(i) Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(ii) Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2  DUTIES OF THE AGENT

(i) The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(ii) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(iii) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(iv) If the Agent is aware of the non-payment of a principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or ICICI Bank) under this Agreement it shall promptly notify the other Finance Parties.

(v) The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

25.3  ROLE OF ICICI BANK

      Except as specifically provided in the Finance Documents, ICICI Bank has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4  NO FIDUCIARY DUTIES

(i) Nothing in this Agreement constitutes the Agent or ICICI Bank as a trustee or fiduciary of any other person.

(ii) Neither the Agent nor ICICI Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5  BUSINESS WITH THE BORROWER

      The Agent and ICICI Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

25.6  RIGHTS AND DISCRETIONS OF THE AGENT

(i)   The Agent may rely on:

      (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

      (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(ii) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

      (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

      (ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

      (iii) any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(iii) The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(iv) The Agent may act in relation to the Finance Documents through its personnel and agents.

(v) The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(vi) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor ICICI Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute it breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7  MAJORITY LENDERS' INSTRUCTIONS

(i) Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(ii) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(iii) The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated GST) which it may incur in complying with the instructions.

(iv) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(v) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8  RESPONSIBILITY FOR DOCUMENTATION

      Neither the Agent nor ICICI Bank:

      (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, ICICI Bank, an Obligor or any other person given in or in connection with any Finance Document or the Credit Appraisal Note; or

      (b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9  EXCLUSION OF LIABILITY

(i) Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it or omitting to take any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii) No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this

      Clause subject to Clause 1.3 (Third Party Rights and the provisions of the Contracts (Rights of Third Parties) Act, 1999.

(iii) The Agent will not be liable for any delay (or any related consequences) in crediting) an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

25.10 LENDERS' INDEMNITY TO THE AGENT

      Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11 RESIGNATION OF THE AGENT

(i) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(ii) Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(iii) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent may appoint a successor Agent.

(iv) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(v) The Agent's resignation notice shall only take effect upon the appointment of a successor.

(vi) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(vii) The Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12 CONFIDENTIALITY

(i) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(ii) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13 RELATIONSHIP WITH THE LENDERS

(i) The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14 CREDIT APPRAISAL BY THE LENDERS

      Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and ICICI Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

      (a)  the financial condition, status and nature of the Borrower;

      (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

      (c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

      (d) the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15 REFERENCE BANKS

      If a Reference Bank which is a Lender ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16 AGENT'S MANAGEMENT TIME

      Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17 DEDUCTION FROM AMOUNTS PAYABLE BY THE AGENT

      If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18 TRANSFER CERTIFICATE

      Each Party (except for the Lender and any bank which is seeking the relevant transfer in accordance with Clause 23 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf,

26.   CONDUCT OF BUSINESS BY THE FINANCE PARTIES

      No provision of this Agreement will:

      (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

      (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

      (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.   SHARING AMONG THE FINANCE PARTIES

27.1  PAYMENTS TO FINANCE PARTIES

      If a Finance Party (a "RECOVERING FINANCE PARTY") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

      (a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

      (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

      (c) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "SHARING PAYMENT") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2  REDISTRIBUTION OF PAYMENTS

      The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance party) in accordance with Clause 28.5 (Partial payments).

27.3 RECOVERING FINANCE PARTY'S RIGHTS

(i) On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(ii) If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4 REVERSAL OF REDISTRIBUTION

     If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

     (a) each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

     (b) that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5 EXCEPTIONS

(i) This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(ii) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

     (i) it notified that other Finance Party of the legal or arbitration proceedings; and

     (ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28. PAYMENT MECHANICS

28.1 PAYMENTS TO THE AGENT

(i) On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(ii) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2 DISTRIBUTIONS BY THE AGENT

     Each payment received by the Agent under The Finance Documents for another Party shall, Subject to Clause 28.3 (Distributions to the Obligors) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

28.3 DISTRIBUTIONS TO THE OBLIGORS

     The Agent may (with the consent of the relevant Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower/ other Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the relevant Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4 CLAWBACK

(i) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(ii) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5 PARTIAL PAYMENTS

(i) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

     (i) FIRST, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

     (ii) SECONDLY, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement,

     (iii) THIRDLY, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

     (iv) FOURTHLY, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(ii) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(iii) Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6  NO SET-OFF BY BORROWER

      All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7  BUSINESS DAYS

(i) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(ii) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

(iii) Subject to paragraphs (d) to (g) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(iv) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(v) Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

(vi) A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(vii) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

28.8  CHANGE OF CURRENCY

(i) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

      (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

      (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(ii) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.  SET-OFF

     A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.  NOTICES

30.1 COMMUNICATIONS IN WRITING

     Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

30.2 ADDRESSES

     The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

     (a) in the case of the Borrower, that identified with its respective names below;

     (b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

     (c)  in the case of the Agent, that identified with its name below,

     or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3 DELIVERY

(i) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

     (i)   if by way of fax, when received in legible form; or

     (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

     (iii) if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice;

     and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(ii) Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(iii) All notices from or to the Borrower shall be sent through the Agent.

30.4  NOTIFICATION OF ADDRESS, FAX NUMBER AND TELEX NUMBER

      Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause
      30.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

30.5 ENGLISH LANGUAGE

(i) Any notice given under or in connection with any Finance Document must be in English.

(ii) All other documents provided under or in connection with any Finance Document must be:

      (i)  in English; or

      (ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.   CALCULATIONS AND CERTIFICATES

31.1  ACCOUNTS

      In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2  CERTIFICATES AND DETERMINATIONS

      Any certification or determination by a Finance Party of a rate or amount under any Finance Document is in the absence of manifest error, conclusive of the matters to which it relates.

31.3  DAY COUNT CONVENTION

      Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.  PARTIAL INVALIDITY

      If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.  REMEDIES AND WAIVERS

     No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.  AMENDMENTS AND WAIVERS

34.1 REQUIRED CONSENTS

(i) Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Borrower and any such amendment or waiver will be binding on all Parties.

(ii) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.1.

34.2 EXCEPTIONS

(i)  An amendment or waiver that has the effect of changing or which relates to:

     (i)    the definition of "Majority Lenders" in Clause 1.1 (Definitions);

     (ii) an extension to the date of payment of any amount under the Finance Documents;

     (iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

     (iv)   an increase in or an extension of any Commitment;

     (v)    a change to the Borrower;

     (vi)   release of Security;

     (vi) any provision which expressly requires the consent of all the Lenders; or

     (viii) Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34,

     shall not be made without the prior consent of all the Lenders.

(ii) An amendment or waiver which relates to the rights or obligations of the Agent or ICICI Bank may not be effected without the consent of the Agent or ICICI Bank.

35.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.  GOVERNING LAW

     This Agreement is governed by English law.

37.   ENFORCEMENT

37.1  JURISDICTION

(i) The courts of England have non exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

(ii) The Parties agree that the courts of England are the appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(iii) This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions and the Borrower hereby consents to each such jurisdiction and agrees not to challenge any such proceeding on the ground of forum non conveniens and/or res judicata.

37.2  SERVICE OF PROCESS

      Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

      (a) irrevocably appoints Vedanta Resources Plc having its registered office at 16 Berkeley Street, London - W1J 8DZ, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

      (b) agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

                                   SCHEDULE 1

                              THE ORIGINAL LENDERS

NAME OF ORIGINAL LENDER     ADDRESS FOR NOTICES                 COMMITMENT

                                                                US$
ICICI Bank Limited,         Attn: Mr. Madhur Agarwal            US$ 25.0 million
Singapore Branch
                            9, Raffles Place, # 50-01
                            Republic Plaza, Singapore
                            048619

                            Phone: +65 6723 9277 / 9288

                            Fax: +65 6723 9268

ICICI Bank Limited,         Contact: Rashmi Sharma              US$ 22.5 million
Bahrain Branch
                            Address: Post Box 1494,
                            Manama, Kingdom of Bahrain

                            Telephone: +973 17 57 6123

                            Fax: +973 17 22 1210

ICICI Bank Limited,         Contact: Nikhil Banerjee            US$ 2.5 million
Offshore Banking Unit
                            Address: Plot No. 8, Block II,
                            SEEPZ ++, SEEPZ SEZ,
                            Andheri (East), Mumbai 400 096

                            Telephone: +91 22 2653 8815

                            Fax: +91 22 2824 9880

                                  SCHEDULE 2

                        PART - I CONDITIONS PRECEDENT

                   CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.   BORROWER

(a)  A copy of the constitutional documents of the Borrower.

(b)  A copy of a resolution of the board of directors of the Borrower:

     (i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

     (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

     (iv) authorising the transactions contemplated by the Finance Documents in terms of the relevant laws applicable to the Borrower.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d) A certificate of the Borrower (signed by a director) confirming that: (a) the borrowing, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded, and (b) the assets to be charged as security for the Facility, are the absolute property of the Company and are free from any encumbrance except the Existing Encumbrances.

(e) A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part I to Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f) A certified true copy of a resolution of the shareholders of the Borrower if required under applicable law authorising, inter alia, the borrowing and creation of Security contemplated under, and the execution of, this Agreement and the other Finance Documents.

(g) The Borrower shall provide an undertaking for creation of Security and also execute a Power of Attorney in favour of the Agent in a form and manner acceptable to Agent.

2.   LEGAL OPINIONS

(i) Legal opinions of Amarchand Mangaldas (under Indian law) and Linklaters Allen & Gledhill (under English law), legal advisers to ICICI Bank and the Agent (on behalf of the Lenders) on the Finance Documents except the Security Documents, substantially in the form distributed by the Agent

3.   OTHER DOCUMENTS AND EVIDENCE

(i) Evidence that the Borrower has arranged a committed line of credit or credit facility (the "Rupee Facility") from an Indian bank acceptable to ICICI Bank for an amount of Rs. 5000.0 million. The Rupee Facility shall be subject to the following conditions:

      o The Rupee Facility shall be available for drawdown for a period of 6 months from July 2007 to December 2007.

      o The proceeds of the Rupee Facility shall be remitted directly to the Facility Agent to retire the obligations of the Borrower under the Facility.

      o All conditions precedent to drawdown under the Rupee Facility shall be fulfilled prior to disbursement under this Facility.

      o Any financial covenants or other covenants (including equity contribution by the promoters) specified under the Rupee Facility shall be applicable only post disbursement under the Rupee Facility.

      o Any default under this Facility or any other borrowings of the Borrower shall not lead to a cross default under the Rupee Facility.

      o Breach of any representation & warranties, affirmative or negative covenants or any other covenants by the Borrower and / or the Promoters shall not constitute an event of default under the Rupee Facility prior to the disbursement under the Rupee Facility.

      o A sum of Rs. 9.00 billion will be brought in by the promoters as equity or subordinate debt (subordinate to the Rupee Facility).

(ii) Evidence that any process agent referred to in Clause 37.2 (Service of process), if required to be appointed as determined by the Agent, has accepted its appointment.

(iii) A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(iv)  The Original Financial Statements of the Borrower.

(v) Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date or the date notified by the Agent.

(vi) Evidence that all Taxes payable in any relevant jurisdiction in connection with the execution, performance and/or enforcement of the Finance Documents have been paid and that the company does not have any tax dues outstanding as on date.

(vii) All the Finance Documents (except Security Documents) have been duly executed and all formalities, filings, registrations etc. that are required to be complied with and all stamp/ registration duties charges that are required to be paid in connection with the Finance Documents (except Security Documents) have been complied with/ paid to the satisfaction other Finance Parties.

PART II - SECURITY RELATED DOCUMENTS TO BE PROVIDED BY THE BORROWER

     SECURITY DOCUMENTS

(a) Confirmation from the Security Trustee that the Security Documents have been duly executed and delivered to the Security Trustee

(b) Evidence that all Taxes (including stamp duty) payable in India in connection with the execution, performance and/or enforcement of the Security Documents have been paid.

(c) The Borrower shall provide the search report of the existing charges over the movable and immovable properties of the company from Mercantile Marine Department and ROC Mumbai.

(d) Confirmation of registration of charge over movable property with the relevant sub- registrar of assurances.

(e) Confirmation of filing of Forms 8 and 13 with the Registrar of Companies, Mumbai.

(f) Approval of any regulatory, statutory or other authorities in the country of incorporation of the Borrower or any other relevant jurisdiction, if required for the creation of security as per the terms of this Agreement.

(g) A copy of the consent obtained from the Income Tax authorities for the creation of Security under section 281 of the Income Tax Act, 1961.

(h) No objection certificates from the Existing Senior Lenders for the creation of Security in favour of the Security Trustee for the benefit of the Lender.

(i) Confirmation that all other acts required to be done in order to perfect the Security held by the Security Trustee for the benefit of the Lender have been performed.

(j) A legal opinion of Amarchand Mangaldas, legal advisers to ICICI Bank and the Agent (on behalf of the Lenders) on the Security Documents and Security creation, substantially in the form distributed by the Agent

         PART III - LIST OF EXISTING ENCUMBRANCES ON THE MOVABLE AND
                     IMMOVABLE PROPERTIES OF THE COMPANY

DETAILS OF EXISTING ENCUMBRANCES:

    SERIAL     NAME OF LENDER /               AMOUNT LENT       AMOUNT O/S                SECURITY
     NO.        CHARGEHOLDER                   (MILLION)         (MILLION)
                                                                                  Hypothecation on Movable
      1               Bank of India               250                           Property (deed executed on
                                                                                   October 16, 2003) and
      2              Allahabad Bank               100                                Mortgage over the
                                                                                  Immovable Property (yet
      3             Corporation Bank              500                                   to be created)

      4                   HDFC                    500

                    Oriental Bank of
      5                 Commerce                  1000

                State Bank of Bikaner &
      6                  Jaipur                   500

                      State Bank of
      7                 Hyderabad                 500

      8           State Bank of Indore            500

      9           State Bank of Mysore            500

      10          State Bank of Patiala           500

                      State Bank of
      11               Saurashtra                 500

      12            Syndicate Bank                1000

      13           The Federal Bank Ltd           500

                   The Jammu & Kashmir
      14                Bank Ltd                  1000

                   The Karnataka Bank
      15                   Ltd                    500

                  The Karur Vysya Bank
      16                   Ltd                    500

                   The Laxmi Vilas Bak
      17                   Ltd                    150

      18                Uco Bank                  500

      19               Vijaya Bank                500

                         Total                    10000

                                                                                Hypothecation on movable
                                                                                property (Yet to be created)
      20          STATE BANK OF INDIA             3000

                                                                                Hypothecation on movable
      21             BANK OF INDIA                1500                          property (Yet to be created)

                                                                                Hypothecation on movable
      22                UCO BANK                  1500                          property (Yet to be created)

                                                                                Hypothecation on movable
      23               ICICI BANK                 2000                          property (Yet to be created)

                                  SCHEDULE 3

                              UTILISATION REQUEST

From:                      Limited
      ---------------------

To:  ICICI Bank Limited, Singapore Branch

Dated:

Dear Sirs

                       LIMITED - US$         FACILITY AGREEMENT
              ---------             ---------
                            DATED [ ] (THE "AGREEMENT")

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.   We wish to make a drawdown under the Facility on the following terms:

     Proposed Utilisation Date:           [ ] (or, if that is not a Business
                                          Day, the next Business Day)

     Amount:                              [ ]

     Interest Period:                     [ ]

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4. The proceeds of this drawdown should be credited directly to the supplier's bank account being [account no.], with [account bank] or to the account of the bank that had issued the letter of credit under which the concerned goods were imported, account being [account no.], with [account bank]. All requisite trade documents are enclosed for your review.

5.   This Utilisation Request is irrevocable.



Yours faithfully



--------------------------------
authorised signatory for
                 Limited
-----------------

                                     SCHEDULE 4

                           FORM OF TRANSFER CERTIFICATES

To:   ICICI Bank Limited, Singapore Branch as Agent

From: [The Existing Lender] (the "EXISTING LENDER") and [The New Lender] (the
      "NEW LENDER")

Dated:

                          LIMITED - US$        FACILITY AGREEMENT
                  --------             --------
                           DATED [ ] (THE "AGREEMENT")

1. We, refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.   We refer to Clause 23.5 (Procedure for transfer):

     (a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the
          Schedule in accordance with Clause 23.5 (Procedure for transfer).

     (b)  The proposed Transfer Date is [ ].

     (c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitations of responsibility of Existing Lenders).

4. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.   This Transfer Certificate is governed by English law.

                                  THE SCHEDULE

               COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

                            [insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

    [Existing Lender]                          [New Lender]

    By:                                        By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is
confirmed as [       ].

[Agent]

By:

                                   SCHEDULE 5

                         FORM OF COMPLIANCE CERTIFICATE

To:   [ ] as Agent

From: [Company]

Dated:

Dear Sirs

                    LIMITED - US$           FACILITY AGREEMENT
           --------              ----------
                        DATED [ ] (THE "AGREEMENT")

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.   We confirm that: [Insert details of covenants to be certified]

3.   We confirm that no Default has occurred and/ or is continuing.

Signed:
                ------------------
                Managing Director
                Of
                [Company]


Signed:
                ------------------            ------------------
                Director                      Director
                Of                            Of
                [Company]                     [Company]

REPORT BY AUDITOR ON COMPLIANCE CERTIFICATE***

In our opinion the attached Compliance Certificate and the financial statements upon which it is based give a true and fair view of the state of affairs of the Borrower at [insert date of certificate] and of the profit and source and application of funds of the Borrower for the financial year ended [date] and have been properly prepared in accordance with [insert relevant accounting principles].


-----------------
for and on behalf of
[name of auditors of the Company]




*** Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors.

                                   SCHEDULE 6

                                   TIMETABLES

Delivery of a duly completed Utilisation          D-5
Request (Clause 5.1 (Delivery of a
Utilisation Request)                              11 a.m.


Agent notifies the Lenders of the Loan in         D-3
accordance with Clause 5.4 (Lenders'
participation)                                    11 a.m.


LIBOR is fixed                                    Quotation Day as of 11:00 a.m.
                                                  London time

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed on the day, month and year first hereinabove written as hereinafter appearing.

THE BORROWER

The Common Seal of BHARAT ALUMINUM COMPANY
LIMITED has, pursuant to the Resolution of
its Expansion Committee Board of Directors
passed in that behalf on the 20TH day                  /s/ V. RAMANATHAN
of October Two Thousand and Four hereunto
been affixed in the presence of
Mr V. Ramanathan VP (F), who has signed
these presents in token thereof.





ICICI BANK, THE AGENT AND ORIGINAL LENDER

SIGNED and DELIVERED by ICICI BANK LIMITED,
SINGAPORE BRANCH by its Chief Executive,
Shri Suvek Nambiar, acting under a Power
of Attorney dated the 10th day of                      /s/ SHRI SUVEK NAMBIAR
June 2003 (a copy of which was deposited
in the Registry, Supreme Court, Singapore,
on the 4th day of July 2003 and registered
as No. PA3698/2003/B)

ICICI BANK LIMITED, OFFSHORE BANKING UNIT


ICICI BANK LIMITED, BAHRAIN BRANCH